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                                                                     EXHIBIT 8.1


                      [LETTERHEAD OF HAYNES AND BOONE LLP]



May 22, 2001


EXCO Resources, Inc.
6500 Greenville Avenue
Suite 600, LB 17
Dallas, Texas 75206


     Re: Distribution by EXCO Resources, Inc. of Rights to Purchase 5%
         Convertible Preferred Stock


Ladies and Gentlemen:


     We have acted as counsel to EXCO Resources, Inc. (the "Company") in connection with the distribution to holders of its common stock (the "Existing Shareholders") of rights to purchase (the "Rights") shares of 5% convertible preferred stock (the "Convertible Preferred Stock") of the Company (the "Rights Offering").



     You have requested our opinion as to the material United States federal income tax consequences of the Rights Offering. In preparing our opinion, we have reviewed and relied upon the Company's Registration Statement on Form S-3, as amended, filed with the Securities and Exchange Commission on May 23, 2001 (the "Registration Statement"), and such other documents as we deemed necessary.



     On the basis of the foregoing, it is our opinion that the distribution of the Rights to the Existing Shareholders should not be a taxable transaction.


     The opinion set forth above is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated or proposed thereunder, current positions of the Internal Revenue Service (the "IRS") contained in published revenue rulings, revenue procedures, and announcements, existing judicial decisions, and other applicable authorities. No tax rulings have been or will be sought from the IRS with respect to any of the matters discussed herein. Unlike a ruling from the IRS, opinions of counsel are not binding on the IRS. Hence, no assurance can be given that the opinion stated in this letter will not be successfully challenged by the IRS. We express no opinion concerning any United States federal income tax consequences of the Rights Offering except as expressly set forth above.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm and the summarization of this opinion under the section titled "Certain Federal Income Tax Considerations" in the Registration Statement.

                                            Very truly yours,


                                            /s/ HAYNES AND BOONE, LLP
                                            ------------------------------------

                                            Haynes and Boone, LLP